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                                                                       EXHIBIT B
                                                                       ---------

               LOCK-UP AGREEMENT OF SOFTBANK CAPITAL PARTNERS LP
               -------------------------------------------------


                                December 28, 2004


CIBC World Markets Corp.
   As Representative of the several Underwriters
c/o CIBC World Markets Corp.
CIBC World Markets Tower
World Financial Center
200 Liberty Street
New York, New York 10281

          Re:  Public Offering of Common Stock of Odimo Incorporated
               -----------------------------------------------------

Ladies and Gentlemen:

     The undersigned acknowledges that CIBC World Markets Corp., as representative of the several underwriters (the "Underwriters"), has entered into an Underwriting Agreement (the "Underwriting Agreement") with Odimo Incorporated, a Delaware corporation (the "Company"), providing for the purchase by the Underwriters of shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"). The undersigned further understands that the Company filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on July 16, 2004, for the registration of the Shares of Common Stock (including the Shares subject to an over-allotment option on the part of the Underwriters) that the Company intends to sell in an initial public offering (the "Offering").

     In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Offering, the undersigned irrevocably agrees, for the benefit of the Company and the Underwriters, that, without the prior written consent of CIBC World Markets Corp., the undersigned will not (and will not announce or disclose any intention to) for a period of 180 days subsequent to the date of the Underwriting Agreement, directly or indirectly,

     o offer, sell, assign, transfer, pledge, encumber, agree or contract to sell, grant an option to purchase or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of, or


     o enter into any swap, derivative or transaction or other arrangement that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of,


any shares of Common Stock, any option, right or warrant to purchase shares of Common Stock or any securities convertible into or exchangeable for Common Stock (collectively, the "Restricted Securities"), that may be deemed to be beneficially owned (within the meaning of


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Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof or hereafter acquired. These restrictions do not extend to any Shares to be sold to the Underwriters in the Offering, or pledged as collateral or transferred as a gift or gifts (provided that any pledgee or donee thereof agrees in writing to be bound by the terms hereof). In addition, the undersigned agrees that, without the prior written consent of CIBC World Markets Corp., the undersigned will not, during the period commencing on the date hereof and ending 180 days after the execution of the Underwriting Agreement, make any demand for or exercise any right with respect to, the registration of any Restricted Securities.

     The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of any Restricted Securities if such transfer would constitute a violation or breach of tics agreement.

     The undersigned, whether or not participating in the Offering, understands that the Company and the Underwriters will proceed with the Offering in reliance upon the representations set forth in this agreement, and that, upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement. This agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

     Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters. In any event, this agreement shall terminate if the Offering has not been consummated prior to March 31, 2005.


                                        Very truly yours,

                                        SOFTBANK CAPITAL PARTNERS LP
                                        ----------------------------------------

                                        By: SOFTBANK Capital Partners LLC
                                            Its GP

                                        By:  /s/ Steven J. Murray
                                           -------------------------------------
                                        Name: STEVEN J. MURRAY
                                             -----------------------------------
                                        Title:   ADMIN. MEMBER
                                              ----------------------------------